Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269627

Supplement No. 3, Dated December 15, 2023

(to the Proxy Statement/Prospectus/Consent Solicitation Statement dated October 2, 2023)

SUPPLEMENT TO

JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR THE
EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF INNOVATIVE INTERNATIONAL ACQUISITION CORP.

This Supplement No. 3, dated December 14, 2023 (this “Supplement”), updates and supplements the joint proxy statement/consent solicitation statement/prospectus dated October 2, 2023, as updated by Supplement No. 1 on October 20, 2023 and Supplement No. 2 on November 17, 2023 (the “Proxy Statement/Prospectus/Consent Solicitation Statement”), of Innovative International Acquisition Corp. (“IOAC”) in connection with the proposed transactions (collectively, including the issuance of IOAC securities in connection therewith, the “Business Combination”) that are the subject of the Agreement and Plan of Merger and Reorganization (as may be amended or supplemented, the “Merger Agreement”), dated as of October 13, 2022, by and among IOAC, Zoomcar, Inc. (“Zoomcar”), Innovative International Merger Sub Inc. (“Merger Sub”) and Greg Moran, in the capacity as the representative of the Zoomcar stockholders (the “Seller Representative”) and certain matters related to the prospective consummation (the “Closing”) of the Business Combination (collectively, the “Business Combination Parties”).

The purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement to (i) reflect certain developments that occurred after the date of the Proxy Statement/Prospectus Statement, including, among other things, certain anticipated closing financing and other transactions, including certain anticipated issuances of equity and equity-linked securities in connection with the consummation, if any, of the proposed Business Combination, and (ii) discuss updates to the Nasdaq Proposal to be voted on at the Business Combination Meeting (as defined below).

As previously disclosed, IOAC convened an extraordinary general meeting of shareholders (the “Business Combination Meeting”) to approve the Business Combination on Wednesday, October 25, 2023, at 11:00 a.m., Eastern Time. The Business Combination Meeting was adjourned to a later date in order to allow more time for the parties to consider and finalize financing and transaction terms. The adjourned Business Combination Meeting will be held on December 19, 2023 at 11:00 a.m., Eastern Time, virtually at https://web.lumiagm.com/#/228230513 (password: innovative2023), to approve the Business Combination, among other proposals described in the Proxy Statement/Prospectus/Consent Solicitation Statement. IOAC filed the Proxy Statement/Prospectus/Consent Solicitation Statement with the U.S. Securities and Exchange Commission (“SEC”) as part of a Registration Statement on Form S-4 (Registration No. 333-269627) (the “Registration Statement”).

As discussed in the Proxy Statement/Prospectus/Consent Solicitation Statement, IOAC shareholders who wished to exercise their redemption rights must have sent written requests no later than 5:00 p.m., Eastern Time on October 23, 2023 which was two business days prior to the originally scheduled date of the Business Combination Meeting. In connection with the Business Combination Meeting, as of December 14, 2023, IOAC shareholders holding approximately 2,406,396 IOAC public shares submitted requests to redeem their public shares for a pro rata portion of the funds in the IOAC’s trust account (the “Trust Account”), which requests have not been withdrawn. Any such requests to redeem IOAC public shares in connection with the proposed Business Combination may be withdrawn at any time, with IOAC’s consent, until the Closing.

This Supplement is being filed by IOAC with the SEC to supplement certain information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement remains unchanged. Capitalized terms used but not defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus/Consent Solicitation Statement.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus/Consent Solicitation Statement, including any additional supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement and all accompanying annexes. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 59 of the Proxy Statement/Prospectus/Consent Solicitation Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the Proxy Statement/Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus/Consent Solicitation Statement is dated December 15, 2023.

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RECENT DEVELOPMENTS

Earnout Shares

As previously disclosed by IOAC on its Current Report on Form 8-K filed with the SEC on November 30, 2023, on that date, IOAC, Zoomcar, Aegis Capital and other parties entered into a letter agreement (the “Earnout Letter Agreement”) pertaining to terms and conditions set forth in the Merger Agreement (the “Earnout Terms”) relating to the 20,000,000 IOAC shares (the “Earnout Shares”) to be issued and delivered into an escrow account (the “Earnout Escrow Account”) as of the date, if any, that the proposed Business Combination is consummated (the “Closing Date”). The Earnout Letter Agreement was entered into for the benefit of Zoomcar Stockholders (defined below), contemporaneously with Zoomcar’s efforts to solicit written consents from holders of sufficient numbers of outstanding shares of Zoomcar and of Zoomcar’s wholly owned subsidiary Zoomcar India Private Limited (collectively, the “Zoomcar Stockholders”) to approve the proposed Business Combination and the other matters described in the written consent materials previously distributed by Zoomcar to the Zoomcar Stockholders (the “Consent Materials”), including, without limitation, the proposed amendment to Zoomcar’s certificate of incorporation and proposed amendment to Zoomcar’s investor rights agreement with holders of outstanding Zoomcar preferred shares, each as described therein (such amendments, together, the “Pre-Closing Amendments”, and together with the approval of the proposed Business Combination, the “Consent Matters”, and the approval of the Consent Matters by requisite Zoomcar Stockholders, including any separate series or class votes, as applicable, the “Required Consents”). The Earnout Letter Agreement reflects the parties’ expectation that, subject to the approval, after the Closing, of the board of directors of the combined company (“New Zoomcar”), including the disinterested members thereof (the “NZ Approval”), that an amendment to the Merger Agreement (the “BCA Amendment”) would be adopted for the purpose of revising the Earnout Terms thereunder such that, upon adoption of the BCA Amendment, the Earnout Shares would cease to be subject to the post-Closing trading-price based contingent forfeiture conditions set forth in the Merger Agreement and would, instead, be released from the Earnout Escrow Account for distribution to Zoomcar Stockholders in accordance with and in the manner described in the Merger Agreement, subject to completion of applicable requirements by Zoomcar Stockholders, as applicable. Subject to the NZ Approval, the adoption of the BCA Amendment is expected to occur immediately after the closing.

Assuming that NZ Approval is obtained and the proposed BCA Amendment is adopted after the Closing, the changes to the Earnout Terms reflected therein will increase the number of New Zoomcar shares outstanding and not held in the Earnout Escrow Account by 20,000,000 shares. Some, but not all, of these 20,000,000 shares will be subject to the Preferred Holder Lock-Up Terms described below. Additionally, based on the terms of Zoomcar’s outstanding warrants, to be assumed by IOAC in connection with the proposed Business Combination (the “Assumed Warrants”), as a result of the BCA Amendment and its impact on the Earnout Shares, the number of shares underlying the Assumed Warrants will increase by over 70%, resulting in significant additional dilution to other stockholders of New Zoomcar, upon exercise of the Assumed Warrants. The final number of shares for which the Assumed Warrants will be exercisable after the Closing will be determined as of the Closing Date in accordance with the terms of the Merger Agreement, but taking into account the assumptions regarding the outstanding capital of New Zoomcar immediately after the Closing reflected in the Proxy Statement/Prospectus/Consent Solicitation Statement, the number of shares of New Zoomcar common stock underlying the Assumed Warrants is expected to increase from approximately 22.5 million shares immediately after the Closing to approximately 39.0 million shares following the adoption of the BCA Amendment.

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Zoomcar Stockholder Consents; Updated IRA Lock-Up Terms

As disclosed in the Proxy Statement/Prospectus/Consent Solicitation Statement and described, further, in the Current Report on Form 8-K filed with the SEC on November 27, 2023, pursuant to a written consent solicitation process (the “Zoomcar Solicitation”), Zoomcar solicited written consents from Zoomcar Stockholders to approve the Consent Matters described above, including the proposed Business Combination and the Pre-Closing Amendments described in Consent Materials distributed to Zoomcar Stockholders on November 18, 2023. The date for establishing stockholders of record for purposes of the Zoomcar Solicitation was determined in accordance with Section 213(b) of the Delaware General Corporation Law.

The Consent Materials included, in addition to the Proxy Statement/Prospectus/Consent Solicitation Statement and other materials distributed or incorporated therein, the proposed Pre-Closing Amendments, consisting of a proposed amendment to Zoomcar’s certificate of incorporation (“Charter Amendment”) and a proposed amendment to Zoomcar’s investor rights agreement with holders of outstanding Zoomcar preferred shares (“IRA Amendment”).

The Charter Amendment will, among other items, (i) incorporate terms that providing for the automatic conversion of outstanding shares of Zoomcar preferred stock to Zoomcar common stock immediately prior to the Closing, (ii) effect a reverse stock split, such that each ten (10) shares of Zoomcar common stock issued and outstanding immediately prior to the filing of the Charter Amendment shall be combined and converted into one (1) share of Zoomcar common stock, and (iii) clarify that accrued interest on convertible securities, and the shares issued upon conversion of such accrued interest, will be disregarded for purposes of antidilution adjustments to the conversion ratios of outstanding shares of Zoomcar preferred stock.

The IRA Amendment will have the effect of creating certain trading restrictions on securities issuable in connection with the proposed Business Combination to holders of outstanding shares of Zoomcar preferred stock. The duration of these trading restrictions (comprising “Preferred Holder Lock-Up Terms”) are different from, and more favorable to relevant Zoomcar Stockholders than, the lock-up terms previously anticipated to be reflected in the IRA Amendment and as described in the Registration Statement on Form S-4 incorporated that forms a part of the Proxy Statement/Prospectus/Consent Solicitation Statement, as of the date such registration statement was declared effective by the SEC. The Preferred Holder Lock-Up Terms contained in the IRA Amendment shall terminate (i) as to one-third of each affected holder’s shares six (6) months after the Closing, (ii) as to one-third of such shares, nine (9) months after the Closing, and (iii) as to all remaining shares twelve (12) months after the Closing. The lock-up terms will also terminate, as to all applicable securities, upon the completion by New Zoomcar of a liquidation, merger, capital stock exchange, reorganization or other similar transactions that results in all of New Zoomcar’s stockholders having the right to exchange their shares of cash, securities or other property. In order to meet applicable Nasdaq listing requirements, Zoomcar anticipates excluding certain securities that would otherwise be subject to the Preferred Holder Lock-Up Terms from the trading restrictions contained in the IRA Amendment (“Lock-Up Exclusions”), which Zoomcar expects to do, if at all, prior to the Closing.

As of December 6, 2023, Zoomcar has obtained the Required Consents from its stockholders, including, as applicable, each separate class or series required to approve the Consent Matters. As a result, as of the date hereof, Zoomcar plans to file the Charter Amendment prior to the Closing, thus effecting the reverse split of its outstanding shares of common stock as described above. Further, Zoomcar plans to adopt the IRA Amendment prior to the Closing, the effect of which would be that a significantly larger number of shares of New Zoomcar Common Stock than the number of the locked up shares previously reflected in the Proxy Statement/Prospectus/Consent Solicitation Statement will be subject to the contractual restrictions comprising the

Second Amended Closing Side Letter; Waiver of Minimum Cash Condition; Anticipated Ananda Trust Closing Investment; Additional Prospective Transactions

On December 13, 2023, Zoomcar, Innovative International Sponsor I LLC (“Sponsor”) and Ananda Small Business Trust (“Ananda Trust”, and together with Sponsor, the “IOAC Parties”) entered into a Second Amended Closing Side Letter (the “Second Closing Letter Agreement”) pursuant to which, among other things, Zoomcar agreed, on a conditional basis, subject to Ananda Trust entering into and consummating the Anticipated Ananda Trust Closing Investment (described below), to waive the closing condition contained in the Merger Agreement that IOAC have, at or prior to the Closing, cash or cash equivalents in such amount as would result in the delivery to New Zoomcar, at the Closing, after satisfaction of redemption payments and unpaid transaction fees and expenses of IOAC and Zoomcar, and other unpaid Liabilities, if any, of IOAC, of net proceeds of at least $50 million (the “Minimum Cash Condition”). Upon consummation of the Anticipated Ananda Trust Closing Investment, assuming that Ananda Trust, commits prior to the Closing to make, and consummates upon the Closing, the anticipated investment of $5,000,000, Zoomcar will be deemed to have waived the Minimum Cash Condition. As a result of such waiver, the proposed Business Combination may be consummated without regard to the level of proceeds, if any, as may result from the proposed Business Combination in accordance with its terms, assuming, additionally, the approval by IOAC shareholders at the IOAC Special Meeting, of the NTA Proposal described in the Proxy Statement/Prospectus/Consent Solicitation Statement. The Second Amended Closing Side Letter also contemplates the possibility that, prior to the Closing, investors, including current holders of IOAC public shares or purchasers thereof, may purchase and commit to hold and not redeem IOAC public shares prior to the consummation of the Business Combination, including pursuant to arrangements that may involve shares being acquired at prices that are lower than the expected redemption price per share in the Business Combination.

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The Second Closing Letter Agreement also describes the anticipated purchase by Ananda Trust, if the Anticipated Ananda Trust Closing Investment (as defined below) is adopted by the parties, of 1,666,666 IOAC Class A ordinary shares at an expected price of $3.00 per share (the “Anticipated Ananda Trust Closing Investment”), which Anticipated Ananda Trust Closing Investment, if committed to and consummated, would occur prior to, and be contingent upon, the consummation of the proposed Business Combination, if any. The Anticipated Ananda Trust Closing Investment pursuant to a Subscription Agreement to be entered into prior to the Closing (the “Closing Subscription Agreement”) on terms substantially similar to the terms of the previously disclosed Subscription Agreement into which Ananda Trust entered concurrent with the execution of the Merger Agreement (the “Signing Subscription Agreement”), other than the discounted per share purchase price of $3.00, as opposed to the per share purchase price of $10.00 set forth in the Signing Subscription Agreement. Ananda Trust is also expected, concurrent with the adoption of the Closing Subscription Agreement, to enter into an amended lock-up agreement containing restrictive trading provisions expected to apply to all securities held by Ananda Trust and all securities issuable to Ananda Trust in connection with the proposed Business Combination.

The terms of the Closing Subscription Agreement are also expected to include registration rights obligations on the part of New Zoomcar and customary closing conditions. In the event that the proposed Business Combination is not consummated, the Anticipated Ananda Trust Closing Investment will also not be consummated. If the Anticipated Ananda Trust Closing Investment is consummated, the proceeds therefrom are expected to be used by New Zoomcar to satisfy obligations and for general working capital purposes. Unless any additional prospective financing transactions are timely identified and consummated, the Anticipated Ananda Trust Closing Investment is currently expected to represent the principal, if not the only, financing transaction that the Business Combination Parties expect to enter into prior to the Closing. Upon consummation of the Anticipated Ananda Trust Closing Investment, if any, Zoomcar will be deemed, automatically and without further action on the part of Zoomcar, to have waived the Minimum Cash Condition under the Merger Agreement; as of the date hereof, there are other conditions to the Closing under the Merger Agreement that are required to be satisfied for the proposed Business Combination to be consummated, including, without limitation, approval by the IOAC shareholders of the Business Combination transactions and other proposals contained in this Proxy Statement/Prospectus/Consent Solicitation Statement and approval by Nasdaq of the listing application submitted in connection with the Business Combination and other transactions that are or may be consummated in connection with Closing. The terms of IOAC’s outstanding warrants include certain provisions reasonably customary for the warrants issued by special purpose acquisition companies that may result, if certain conditions are satisfied, in a repricing or adjustment of the terms of the outstanding warrants in accordance with the terms of the Warrant Agreement adopted at the time or in connection with IOAC’s initial public offering. It is possible that the issuance of additional IOAC Class A ordinary shares in connection with the Anticipated Ananda Trust Closing Investment may make it more likely that the terms of the IOAC warrants will be adjusted in accordance with the terms of the Warrant Agreement after the Closing, though the occurrence of such adjustments is not determinable until after the Closing, if any, of the proposed Business Combination.

The Anticipated Ananda Trust Closing Investment, if the Closing Subscription Agreement is entered into and the transactions that are the subject thereof consummated, is a related party transaction, as Ananda Trust is an affiliate of the Sponsor. Further, the Trustee and control person with regard to the Ananda Trust, Mohan Ananda, is the current Chief Executive Officer and Chairman of the IOAC Board; Mr. Ananda is also expected, subject to the approval of the Director Proposal by IOAC shareholders, to serve as a member of the board of directors of New Zoomcar (the “New Zoomcar Board”), after the Closing, and to serve as the Chairman of the New Zoomcar Board. Additionally, Ananda Trust is expected to be the largest stockholder of New Zoomcar immediately after the proposed Business Combination is consummated, and the anticipated issuance of additional IOAC Class A ordinary shares to Ananda Trust will have the effect of diluting the interests and voting rights of other New Zoomcar stockholders. The terms of the Anticipated Ananda Trust Closing Investment are not necessarily reflective of the terms and conditions of a transaction negotiated at arm’s length, and it is possible that, if such terms were negotiated at arm’s length, they would be different from, and more favorable to, shareholders of IOAC and stockholders of New Zoomcar; however, the disinterested members of the IOAC Board have provisionally approved the terms of the Anticipated Ananda Trust Closing Investment, which they believe to be the best terms available, under present circumstances, to facilitate the consummation of the proposed Business Combination and deliver capital required by New Zoomcar to pursue its business plans after the Closing. You should consider carefully the information set forth under the heading “Risk Factors” contained in the Proxy Statement/Prospectus/Consent Solicitation Statement, including under the heading “Updates to Risk Factors” below.

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Anticipated Replacement Expense Notes

As previously disclosed on IOAC’s current reports on Form 8-K, IOAC previously issued multiple promissory notes to Innovative International Sponsor I LLC, IOAC’s sponsor (the “Sponsor”), and its affiliates, including Ananda Trust, for general operating purposes and for expenses incurred in connection with the extension of the date by which IOAC must consummate an initial business combination (the “Existing Notes”). As of the date hereof, the aggregate amount outstanding under the Existing Notes owed to Ananda Trust is approximately $2,027,840, payable on the date of the consummation of the Business Combination. Of such outstanding amount, $500,000 may be converted, at Ananda Trust’s option, into IOAC Class A ordinary shares at a conversion price of $10.00 per share, and approximately $1,527,840 is payable only in cash. As of the date hereof, the aggregate amount outstanding under the Existing Notes owed to other affiliates of the Sponsor is approximately $1,231,368, payable on the date of the consummation of the Business Combination in cash.

In connection with the consummation of the Business Combination with Zoomcar, IOAC intends to enter into an arrangement with Ananda Trust, whereby IOAC will issue to Ananda Trust an unsecured convertible promissory note in an amount equal to the total amount owed to Ananda Trust under the Existing Notes (the “New Ananda Trust Note”). The New Ananda Trust Note is expected to be issued before the closing of the proposed Business Combination. It is expected that the New Ananda Trust Note will bear no interest, the principal balance of the New Ananda Trust Note will be payable by New Zoomcar 90 days after the consummation of the Business Combination (the “Maturity Date”), and, on the Maturity date, Ananda Trust may convert any amounts outstanding under the New Ananda Trust Note into shares of common stock, par value $0.0001 per share, of New Zoomcar, at a conversion price lower than the redemption price per public share at the closing of the Business Combination. IOAC also intends to issue an unsecured promissory note to the other affiliates of the Sponsor in amounts equal to the total amount owed to such other affiliates under the Existing Notes, with substantially the same terms of the Existing Notes. It is anticipated that upon receipt by Ananda Trust and the other affiliates of the new notes, any and all obligations owing by IOAC or the Sponsor under the Existing Notes will be satisfied and discharged in full and the Existing Notes will immediately and automatically terminate and be of no further effect. The transactions described under this section are referred to herein as the “Replacement Note and Payoff Arrangements.”

Nasdaq Hearing Scheduled

As previously disclosed, on November 20, 2023, IOAC received a written notice (the “Nasdaq Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, because IOAC has not regained compliance with the Market Value of Listed Securities Standard (the “MVLS Rule”), IOAC’s securities (units, ordinary shares and warrants) will be suspended from The Nasdaq Global Market unless IOAC timely requests a hearing to appeal such decision before the Nasdaq Hearings Panel (the “Panel”). IOAC has requested a hearing before the Panel, and the delisting action has been stayed by Nasdaq pending the issuance of the Panel’s decision following the hearing. IOAC’s securities will continue to trade on The Nasdaq Global Market pending the ultimate conclusion of the hearing process. It was previously disclosed that the hearing had been scheduled to March 14, 2024.

On December 9, 2023, Nasdaq informed IOAC that the hearing has been rescheduled to February 20, 2024 (“Hearing Date”). We expect the Business Combination to be completed prior to the Hearing Date, and assuming that New Zoomcar will be in compliance with the listing criteria of the Nasdaq, such hearing will be canceled.

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UPDATES TO INTERESTS OF CERTAIN PERSONS IN THE BUSINESS COMBINATION

In considering the recommendation of the IOAC Board to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Proposals, shareholders should keep in mind that the Sponsor and certain members of the IOAC Board and the Sponsor, including its directors and officers, and other parties have interests in such Proposals that are different from, or in addition to, those of IOAC’s shareholders generally, some of which interests may change, or may be supplemented by additional interests, in particular, as follows:

•	Following the Closing, the Sponsor (or an affiliate of the Sponsor) would be entitled to the repayment of loans and advances that have been made to IOAC to fund operating costs, as described below, and subject in all respects to the anticipated replacement of certain outstanding terms and instruments by the Replacement Note and Payoff Arrangements described above, the adoption of which is contingent upon the consummation of the proposed Business Combination, if any.

•	On September 7, 2022, IOAC issued, with IOAC Board approval, an unsecured promissory note (the “September 2022 Note”), in the amount of up to $500,000 to Ananda Trust, an affiliate of the Sponsor and of Mohan Ananda and Elaine Price, Chief Executive Officer and Chief Financial Officer of IOAC, respectively. As of December 14, 2023, the principal unpaid balance outstanding under the September 2022 Note is approximately $500,000. The September 2022 Note bears no interest, and the principal balance is payable on the date of the consummation of IOAC’s initial business combination or may be converted, at Ananda Trust’s option into IOAC Class A ordinary shares at a conversion price of $10.00 per shares; provided, however that, if the Business Combination is consummated and the anticipated Replacement Note and Payoff Arrangements are adopted, the September 2022 Note will be replaced and superseded by the Replacement Note and Payoff Arrangements.

•	On January 3, 2023, IOAC issued, with IOAC Board approval, an unsecured promissory note (the “January 2023 Note”), in the amount of up to $500,000 to Ananda Trust. The January 2023 Note bears no interest, and it is non-convertible and the principal balance thereof is payable on the date of the consummation of IOAC’s initial business combination. On May 10, 2023, IOAC issued, with IOAC Board approval, an unsecured promissory note (the “May 2023 Note”), in the amount of up to $500,000 to the Sponsor. The May 2023 Note bears no interest, is non-convertible and the principal balance thereof is payable on the date of the consummation of IOAC’s initial business combination. On August 18, 2023, IOAC issued, with IOAC Board approval, an unsecured promissory note (the “August 2023 Note”), in the amount of up to $500,000 to the Sponsor. The August 2023 Note bears no interest, and it is non-convertible. The principal balance is payable on the date of the consummation of IOAC’s initial business combination. On December 1, 2023, IOAC issued, with IOAC Board approval, an unsecured promissory note (the “December 2023 Note”), in the amount of up to $200,000 to the Sponsor. The December 2023 Note bears no interest, and it is non-convertible. The principal balance is payable on the date of the consummation of IOAC’s initial business combination. As of December 14, 2023, the aggregate unpaid balance outstanding under the January 2023 Note, the May 2023 Note, the August 2023 Note and the December Note, collectively, was approximately $1,525,000. If IOAC fails to complete an initial business combination by December 29, 2023, IOAC may use a portion of the funds held outside the Trust Account to repay such loans, but no proceeds held in the Trust Account can be used to repay such loans. If the Business Combination or another initial business combination is not consummated, the September 2022 Note and the January 2023 Note may not be repaid, in whole or in part, and the May 2023 Note, the August 2023 Note and the December 2023 Note may not be repaid to the Sponsor, in whole or in part; provided, however, that if the Business Combination is consummated and the Replacement Note and Payoff Arrangements are adopted, each of the foregoing Notes will be replaced and superseded by the terms of the Replacement Note and Payoff Arrangements.

•	On January 19, 2023, IOAC issued an unsecured promissory note (the “First Extension Note”) to the Sponsor. As of August 31, 2023, $990,000 was outstanding under the First Extension Note. On July 20, 2023, IOAC issued an unsecured promissory note (the “Second Extension Note”). On October 3, 2023, IOAC issued an unsecured promissory note (the “Third Extension Note”) to the Sponsor. The First Extension Note, the Second Extension Note and the Third Extension Note are collectively referred to as the “Extension Notes”. As of December 14, 2023, the aggregate outstanding balance under the Extension Notes was approximately $1,234,207. If the Business Combination or another initial business combination is not consummated, the Extension Notes may not be repaid to Sponsor, in whole or in part, and the Sponsor will not be entitled to repayment under the Extension Notes; provided, however, that if the Business Combination is consummated and the Replacement Note and Payoff Arrangements are adopted, it is anticipated that each of the unpaid Extension Notes will be replaced and superseded by the Replacement Note and Payoff Arrangements.

Furthermore, it is expected that certain or all of the Replacement Note and Payoff Arrangements, including and without limitation, transactions with Ananda Trust, will qualify as related party transactions, the terms and risks associated with which (including any specific risks as may arise from the related party nature of such transactions), will be described in future disclosures by IOAC, prior to the Closing, and New Zoomcar, after the Closing.

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UPDATES TO CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ananda Trust, an affiliate of the Sponsor, is expected to enter into certain arrangements with IOAC prior to the Closing. Please refer to the sections entitled “Recent Developments – Second Amended Closing Side Letter; Waiver of Minimum Cash Condition; Anticipated Ananda Trust Closing Investment; Additional Prospective Transactions” and “Recent Developments – Anticipated Replacement Expense Notes” above for detailed discussions.

UPDATES TO QUESTIONS AND ANSWERS

The following updates a portion of the Question included in the Questions and Answers section of the Proxy Statement/Prospectus/Consent Solicitation Statement entitled “WHAT EQUITY STAKE WILL IOAC CURRENT SHAREHOLDERS, THE SPONSOR, ANANDA TRUST AND FORMER ZOOMCAR STOCKHOLDERS HOLD IN NEW ZOOMCAR IMMEDIATELY AFTER THE CONSUMMATION OF THE TRANSACTION”.

Q: WHAT EQUITY STAKE WILL IOAC CURRENT SHAREHOLDERS, THE SPONSOR, ANANDA TRUST AND FORMER ZOOMCAR STOCKHOLDERS HOLD IN NEW ZOOMCAR IMMEDIATELY AFTER THE CONSUMMATION OF THE TRANSACTION?

A: It is anticipated that, upon completion of the Business Combination, assuming that (i) no additional public shareholders elect to have their public shares redeemed, (ii) none of the outstanding 11,500,000 warrants are exercised, (iii) the consummation of the Anticipated Ananda Trust Closing Investment of $5 million, (iv) conversion of the Replacement Note, (v) all Zoomcar notes converted at the Closing and and (vi) not including securities described under “Transaction Expenses Arrangement” above, the ownership of New Zoomcar will be as follows:

•	IOAC’s public shareholders are expected to hold 37,679 shares of New Zoomcar common stock, or less than 1.0% of the outstanding New Zoomcar common stock;

•	the Sponsor, together with its affiliates, is expected to hold 12,423,954 shares of New Zoomcar common stock, or approximately 20.8% of the outstanding New Zoomcar common stock, consisting of the following:

•	9,010,000 shares of New Zoomcar common stock, or approximately 15.1% of the outstanding New Zoomcar common stock, held by the Sponsor; and

•	3,413,954 shares of New Zoomcar common stock, or approximately 5.7% of the outstanding New Zoomcar common stock, held by Ananda Trust;

•	Investors in a the Zoomcar 2023 Private Financing Transactions are expected to hold 7,344,450 shares of New Zoomcar common stock, or approximately 12.3% of the outstanding New Zoomcar common stock;

•	Cantor and CCM are expected to hold an aggregate of 100,000 shares of New Zoomcar common stock, or approximately 0.2% of the outstanding New Zoomcar common stock;

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•	the former Zoomcar stockholders are expected to hold 47,282,809 shares of New Zoomcar common stock, or approximately 79.0% of the outstanding New Zoomcar common stock; and

•	the executive officers and directors of New Zoomcar are expected to hold an aggregate of 12,924,062 shares of New Zoomcar common stock, or approximately 21.6% of the outstanding New Zoomcar common stock.

IOAC’s warrants will become exercisable 30 days following the completion of the Business Combination. If we assume that no public shareholders elect to have their public shares redeemed (no redemptions), and the full exercise of (i) public warrants to purchase New Zoomcar common stock and (ii) options and warrants to purchase shares of New Zoomcar that will be held by equity holders of Zoomcar and vesting of all RSUs, the ownership of New Zoomcar upon the Closing will be as follows:

•	IOAC’s public shareholders are expected to hold 37,679 shares of New Zoomcar common stock, or less than 1.0% of the outstanding New Zoomcar common stock;

•	the Sponsor, together with its affiliates, is expected to hold 12,423,954 shares of New Zoomcar common stock, or approximately 11.3% of the outstanding New Zoomcar common stock, consisting of the following:

•	9,010,000 shares of New Zoomcar common stock, or approximately 8.2% of the outstanding New Zoomcar common stock, held by the Sponsor; and

•	3,413,954 shares of New Zoomcar common stock, or approximately 3.1% of the outstanding New Zoomcar common stock, held by Ananda Trust;

•	Investors in the Zoomcar 2023 Private Financing Transactions to be consummated prior to Closing are expected to hold 14,393,642 shares of New Zoomcar common stock, or approximately 13.1% of the outstanding New Zoomcar common stock;

•	Cantor and CCM are expected to hold an aggregate of 100,000 shares of New Zoomcar common stock, or approximately 0.1% of the outstanding New Zoomcar common stock;

•	the former Zoomcar stockholders are expected to hold 86,291,037 shares of New Zoomcar common stock, or approximately 78.5% of the outstanding New Zoomcar common stock; and

•	the executive officers and directors of New Zoomcar are expected to hold an aggregate of 12,924,062 shares of New Zoomcar common stock, or approximately 11.8% of the outstanding New Zoomcar common stock.

UPDATES TO RISK FACTORS

The following adds certain risk factors, which were included in the section of the Proxy Statement/Prospectus/Consent Solicitation Statement under “Risk Factors”.

The Merger Agreement includes a Minimum Cash Condition, waivable by Zoomcar, as a condition to the consummation of the Merger, which may make it more difficult for the Business Combination to be consummated as contemplated.

The Merger Agreement contains a condition to each party’s obligation to consummate the Business Combination, that, at the Closing, IOAC have cash and cash equivalents sufficient to satisfy the Minimum Cash Condition, after full satisfaction of payments to redeeming IOAC shareholders and payment of unpaid fees and expenses of IOAC and Zoomcar. If the Minimum Cash Condition is not satisfied, Zoomcar may not be required, under the terms of the Merger Agreement, to consummate the Business Combination.

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Pursuant to the terms of the Second Closing Letter Agreement between Zoomcar and the IOAC Parties, Zoomcar has agreed to waive the Minimum Cash Condition, subject to the consummation of the Ananda Trust Closing Investment described in the Second Closing Letter Agreement. If the Minimum Cash Condition is waived and the Business Combination is consummated with a lesser amount of cash and cash equivalents deliverable to New Zoomcar at Closing than anticipated, or the unpaid transaction fees and expenses or other IOAC Liabilities exceed the aggregate proceeds from the proposed Business Combination, the cash held by New Zoomcar after the Closing may not be sufficient to allow it to pursue its strategic goals and business plans or satisfy all of Zoomcar’s obligations and the obligations that New Zoomcar may incur as a result of unpaid transaction expenses from and after the Closing as they come due; even if New Zoomcar can continue operating the business of Zoomcar and pay its bills as they come due, New Zoomcar’s ability to successfully pursue its business plan may be limited or the timeline for New Zoomcar’s strategic goals may be delayed or necessarily altered and the results that Zoomcar management expected to be able to achieve if New Zoomcar had access to the capital required to continue to grow and expand its business may not be achieved, on a timely basis or at all. Market conditions and other factors, together with the redemption rights exercised by IOAC’s public shareholders, may leave the parties unable to take such actions as may be desirable in order to optimize the capital structure of Zoomcar after consummation of the Business Combination and the parties may not be able to raise additional financing from unaffiliated parties to the extent necessary to fund New Zoomcar’s expenses and liabilities associated with the Business Combination, or otherwise after the Closing. Any such event may negatively impact the analysis regarding New Zoomcar’s ability to continue as a going concern at such time.

We will receive less proceeds from the Business Combination than we initially expected. This could prevent us from executing on our business plan and may result in our results of operation and financial condition being worse than we previously projected.

We rely on the availability of capital to grow our business. The projections that we prepared in connection with the Business Combination assumed that we would receive, in the aggregate, net proceeds of at least of $50 million from the Business Combination and financing transactions described in the Merger Agreement. At Closing, we will receive only a nominal amount of cash from the Trust Account due to higher-than-expected redemptions by IOAC public shareholders; additionally, IOAC and Zoomcar have incurred significant fees and expenses in connection with the Business Combination, payable at the Closing, unless deferred or renegotiated with applicable third party vendors and service providers, and which, if not otherwise satisfied or cancelled, will become liabilities of New Zoomcar after the Closing. If a certain third party expenses arrangement is agreed upon, New Zoomcar would be expected to issue a convertible note to the third party expenses counterparty, subject to potential adjustments to the conversion price. Accordingly, immediately after the Closing we will have less cash available than we anticipated, and incorporated into our projections to satisfy our ongoing obligations and pursue our business plans and strategic initiatives. This has caused and may continue to cause significant delays in, or limit the scope of, our planned growth strategy and our planned expansion timeline.

Our actual results may differ materially from the projections that were provided for the Business Combination for several reasons, including, among other things: (i) the level of redemptions by IOAC public shareholders being higher than anticipated redemption levels; (ii) the merger transaction costs exceeding the remainder of the funds in the Trust Account after satisfaction of redemption payments; (iii) general and administrative expenses being higher than projected as a result of higher-than-expected costs associated with investing in growth initiatives and positioning Zoomcar to operate with a strong corporate governance structure and higher costs related to being a public company, including those related to directors’ and officers’ liability insurance; and (iv) lack of access to financing sources or capital on favorable terms, due to market conditions and other factors.

Additionally, our actual results may differ from our projections for several reasons, including, among other things: (i) the continued and cumulative effects of the factors described in the immediately preceding paragraph, including less-than-anticipated transaction proceeds and increased costs of revenue; and (ii) lower-than-projected revenues as a result of a having less capital to carry out the business plans on which our projections were based.

Because we experienced high redemptions by IOAC public shareholders in connection with the Business Combination and high transaction costs, we expect, at Closing, to have minimal Trust Account proceeds available to pursue our anticipated growth strategies and initiatives, which could have a material impact on our projected estimates and assumptions and actual results of operations and financial condition. The estimates and assumptions used in building our projections required the exercise of judgment and were and continue to be subject to various economic, business, competitive, regulatory, legislative, political and other factors. There can be no assurance that the projected results will be realized even after accounting for the differences discussed herein, or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of our securities and our financial position, and adversely affect our future cash flows and the timeline and likelihood of our becoming profitable.

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Certain most favored nation terms of our 2023 Notes could adversely affect our financial condition and ability to operate our business and pursue our business strategies and we may not be able to generate sufficient cash flows to timely meet our obligations or pursue our business plans after the Closing.

We will require substantial additional funding to finance our business. We expect to finance our cash needs through equity offerings, debt financings or other third-party funding arrangements, among other financing strategies. Investors in the Zoomcar 2023 Private Financing (“Private Financing Investors”) received most favored nation rights (the “MFN Rights”) with respect to their Convertible Notes, which provisions will survive the Closing with regard to the shares of New Zoomcar common stock issuable to the Private Financing Investors in respect of their investment in the Convertible Notes, for a period until the later of the sale or disposition of such shares or the 12-month anniversary of the Closing.

The MFN Rights are expected to negatively affect our ability to raise capital from third-party sources during any period after the Closing while such MFN Rights remain in effect, including due to the potential dilutive effects and contingencies associated with such terms and provisions, which may also affect the value and trading price of New Zoomcar securities after the Closing. Further, although we have evaluated and considered multiple potential sources of third-party financing in connection with the Closing, we are restricted in our ability to pursue such arrangements by existence of the MFN Rights and their potential negative ramifications to our capital structure. As a result, we may not be able to raise additional financing from unaffiliated parties in connection with the consummation of the Business Combination to the extent necessary to fund New Zoomcar’s expenses from the Business Combination and otherwise.

If we are restricted in the ability to raise capital at and after the Business Combination is consummated, we will not be able to pursue our business plans and may not be able to meet all of our obligations as they come due. We may also be required to accept financing terms and arrangements that are unfavorable to us and may be costly to obtain. We may be restricted in our access to unaffiliated capital sources at and after the Closing, and we will have taken on liabilities in connection with the Business Combination that are not reflected in our historical financial statements or projected results. Our business plans and expected results of operations may be materially different from results previously predicted by Zoomcar management, and negative ramifications to our ability to continue operating as a going concern may be significant.

Additionally, if the MFN Rights are triggered as a result of the sale of equity or convertible debt securities on applicable terms, your ownership interest in New Zoomcar will be diluted and the terms of the newly issued securities may include liquidation or other preferences that adversely affect your rights. While, under the provisions comprising the MFN Rights, the Zoomcar Board, prior to the Closing, and the New Zoomcar Board after the Closing, are afforded discretion in evaluating when and to what extent the MFN Rights entitle Private Financing Investors to exchange New Zoomcar securities or have their original investment terms adjusted, as applicable, no assurances can be made that the Private Financing Investors will agree with any such determinations by the Zoomcar or New Zoomcar Board, as applicable, or that the Private Financing Investors, individually or collectively, on the one hand, and Zoomcar or New Zoomcar, on the other hand, will agree upon the terms and conditions of any exchanges or adjustments that Private Financing Investors may request if MFN Rights are triggered under a given scenario or set of circumstances. New Zoomcar may, as a result, incur costs and delays, including those affecting capital raising efforts, and face challenges, potentially including legal claims, from Private Financing Investors, which could also have material negative impact on New Zoomcar.

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We expect to require additional capital to fund our existing operations, develop and commercialize new services and expand our operations.

Due to the extremely high percentage of redemptions by IOAC public shareholders in connection with prior redemption events and redemption requests by IOAC public shareholders in connection with the Business Combination, substantially all of the remaining funds in the Trust Account are expected to be distributed to IOAC shareholders in connection with the Closing, and we expect that we will need additional capital sooner than we previously anticipated. We incurred various transaction costs relating to the Business Combination, consisting of banking, legal and other professional fees, including deferred IPO expenses. New Zoomcar will bear responsibility for many of these costs after the Closing, which will increase our liabilities and obligations after the Closing. After redemptions by public shareholders and payment of such expenses, we presently anticipate that most, if not all or nearly all, of the funds in the Trust Account at the time of the Business Combination to be expended.

We previously expected, after the Closing, to spend significant amounts to expand our existing operations, including expansion into new geographies and growing our business. Based upon our current operating plan, we believe that our existing cash, cash equivalents and restricted cash will not be sufficient to fund our operating and capital needs for the next 12 months. Until such time, if ever, as we can generate sufficient revenues, we expect to require additional capital to fund our operations and plans, and we may finance our cash needs through a combination of equity offerings and debt financings or other sources; the financing sources available to us may not on favorable terms, and we may be required to incur additional costs associated with raising capital.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a securityholder. In addition, debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, intellectual property, or future revenue streams or grant licenses on terms that may not be favorable to us. Furthermore, any capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to advance development activities. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	invest in our business and continue to grow our brand and expand our Host and Guest bases;

•	satisfy all of our obligations as they come due, without renegotiating or refinancing certain indebtedness, lease or deferred payment arrangements;

•	hire and retain employees, including operations personnel, financial and accounting staff, and sales and marketing staff;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue opportunities for acquisitions of, investments in, or strategic alliances and joint ventures with complementary businesses.

Certain of our debt financing arrangements are currently in default and we have delayed certain other payments to lenders, which may restrict our current and future business and operations.

Since September 2023, we are in violation of our scheduled monthly installment payment obligations on our lease with Leaseplan India Private Limited (“Leaseplan”). As of the date hereof, Leaseplan has notified us that we are in default of our September 2023 payment, but we have not received a waiver from Leaseplan in relation to this default.] If we are unable to obtain continued forbearance from Leaseplan on this loan and if the overdue amount remains unpaid after 60 days from the date of default, an additional simple interest of 1.5% per month is levied for the subsequent 30 days. Should the default persist beyond this extended period, it will be deemed a breach of the agreement, possibly resulting in (a) the entire outstanding debt becoming due and payable, (b) Leaseplan repossessing of all vehicles from Zoomcar which were financed from Leaseplan, and (c) the withdrawal of a conditional waiver of $1.2 million which was given during a prior restructuring and will become immediately due and payable with interest of 1.5% per month. Such outcomes may have a material adverse impact on our business, operations or financial condition. Additionally, we are in various stages of deferment with our other lenders with regards to the October and November scheduled loan payments. However, we have not received any formal notice of default from other lenders, but such lenders have not formally extended or provided waivers of such overdue payments. The Zoomcar Board and Zoomcar management are evaluating options to improve liquidity and address Zoomcar’s long-term capital structure, however, there can be no assurance that any such option or plan will be available on favorable terms, or at all.

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Our access to certain capital after the Closing may be restricted as a result of certain arrangements into which we may enter in connection with the consummation of the Business Combination.

In connection with the Business Combination, IOAC and Zoomcar incurred significant transaction costs, and we may not be able to pay all of the service providers and third-party vendors (collectively, “Vendors”) the amounts owed to them at the Closing. Some of these Vendors have agreed to reduced or deferred fee arrangements or have agreed accept equity in lieu of some or all of the payments otherwise owed to them at Closing. Other Vendors may be parties to certain third-party arrangements in connection with which, if adopted, New Zoomcar may issue debt, guaranteed by New Zoomcar and its subsidiaries, which third-party arrangements, if pursued and implemented, may include price resets, based on market prices and other factors, and may be payable in cash or shares, and may have other features with potential dilutive effects, among other potentially material and negative consequences, and may result in downward pressure on the trading prices of New Zoomcar securities after the Closing. Any of the foregoing arrangements may require the Combined Company to make scheduled cash payments to Vendors, or to take other actions to contribute funds or issue additional securities to satisfy Vendor obligations, potentially reducing New Zoomcar’s access to funds that we would otherwise have used for other purposes. If any such arrangements result in our having limited access to cash, or restrictions on use of cash otherwise available to us, we may not be able to satisfy timely, in full or at all, certain obligations as we come due, and we may face penalties and costs associated with defaults or delays in our obligations, which could negatively and potentially materially impair our operations and expected results of operations.

New Zoomcar’s ability to be successful following the Business Combination will depend upon the efforts of the New Zoomcar Board and key personnel, and New Zoomcar may experience management transitions and may need to hire or retain additional personnel to fulfill its goals and requirements as a public company.

New Zoomcar’s ability to be successful following the Business Combination will be dependent upon the efforts of the New Zoomcar Board and key personnel. Neither IOAC nor Zoomcar can assure you that the New Zoomcar Board and key personnel will be effective or successful or will remain with New Zoomcar or maintain management roles and responsibilities following the Business Combination. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could require New Zoomcar’s management to expend time and resources to become familiar with such requirements.  If additional personnel are required to manage the business and fulfill New Zoomcar’s obligations as a public company, such personnel will require compensation for services, which may take the form of cash payments and/or equity compensation.  If management and other personnel cannot be successfully retained, New Zoomcar’s results of operations may suffer and management may be forced to transition focus from other areas to expend time and resources related to managing New Zoomcar’s needs and requirements as a public company.

The roles of management and key personnel may also change from time to time for other reasons, as the business and needs of New Zoomcar continue to evolve.  If New Zoomcar is unable to successfully navigate such challenges, New Zoomcar’s business may suffer. Additionally, retention and hiring generally require negotiation and payment of the compensation, some of which may involve issuances of additional equity or incentive grants to incentivize and retain personnel, which additional equity grants may have dilutive effects on New Zoomcar stockholders and reduce the availability of shares expected to be available for other hiring and retention purposes pursuant to New Zoomcar’s incentive plan after the Closing.

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UPDATES TO THE NASDAQ PROPOSAL

The following updates and adds to the section of the Proxy Statement/Prospectus/Consent Solicitation Statement entitled “The Nasdaq Proposal,” as set forth below:

Overview

In addition to the shares issued in the Merger and the Ananda Trust Subscription Agreement, we intend to issue shares, or securities convertible into shares, in connection with the following:

(1)	the Anticipated Ananda Trust Closing Investment; and

(2)	potential arrangements to satisfy IOAC’s and Zoomcar’s payment obligations to underwriters and certain service providers and Vendors (“Expenses Arrangements”)

The shares issued pursuant to the Merger, the Ananda Trust Subscription Agreement, the Anticipated Ananda Trust Closing Investment, and the Expenses Arrangements (collectively, the “Nasdaq Proposal Transactions”) exceed 20% of the number of IOAC’s Ordinary Sharees outstanding prior to the transaction.

Why IOAC Needs Stockholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. IOAC will issue shares representing 20% or more of the number of outstanding ordinary shares of IOAC prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Nasdaq Proposal Transactions.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

The issuance of such shares pursuant to the Nasdaq Proposal Transactions would result in significant dilution to IOAC’s shareholders and would afford current IOAC shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of New Zoomcar. See the sections entitled (i) “Updates to Risk Factors” in this Supplement, (ii) “Updates to Risk Factors” in this Supplement No. 1 and Supplement No. 2 and (iii)“Risk Factors” in the Proxy Statement/Prospectus/Consent Solicitation Statement.

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Full Text of Resolution

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of common stock in connection with the Nasdaq Proposal Transactions, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

If any of the Domestication Proposal, the Business Combination Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will not be presented at the Extraordinary General Meeting. The approval of this Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the of the holders of the ordinary shares who, being present (or represented by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Extraordinary General Meeting.

Failure to submit a proxy or to vote in person at the Extraordinary General Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and has agreed to vote the any ordinary shares owned by it in favor of the Nasdaq Proposal. See “Proposal No. 3. — The Business Combination Proposal — The Merger Agreement — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board of Directors

THE IOAC BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

VOTING AND SUBMITTING YOUR PROXY

As discussed above under “Updates to the Nasdaq Proposal,” the IOAC Board has updated the Nasdaq Proposal to reflect additional financing arrangements entered into after the date of the Proxy Statement/Prospectus/Consent Solicitation.

The proxy card or voting instruction form distributed with the Proxy Statement/Prospectus/Consent Solicitation remains valid and shareholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they want to change or revoke their voting instructions.

Any shares represented at the Business Combination Meeting by the original proxy card or voting instructions will be voted as previously indicated with respect to the Nasdaq Proposal.

If you have not yet voted, please vote promptly and use the updated proxy card. IOAC has updated its proxy card and voting instruction form to reflect the updated Nasdaq Proposal. We recommend that you use the updated proxy card or voting instruction form distributed with this Supplement to vote your shares. Any vote will be voted in accordance with your voting instructions. IOAC shareholders may vote electronically at the Business Combination Meeting by visiting https://web.lumiagm.com/#/228230513 (password: innovative2023) or by proxy. If you properly complete, sign and date your proxy card or voting instructions provided to you, your shares will be voted in accordance with your instructions. If you sign and return your updated proxy card or voting instruction without providing specific voting instructions, your shares will be voted in accordance with the recommendations of the IOAC Board, including “FOR” the Nasdaq Proposal.

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If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Business Combination Meeting. If you have already voted, voting again using the updated proxy card or voting instruction form distributed with this Supplement, will revoke your prior voting instructions and any vote will be voted in accordance with your updated voting instructions. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Business Combination Meeting. We recommend that you submit your proxy even if you plan to virtually attend the Business Combination Meeting.

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali, our proxy solicitor, by email at IOAC.info@investor.morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400.

IMPORTANT NOTICES

Important Information About the Business Combination and Where to Find It

In connection with the Business Combination, IOAC has filed with the SEC the Registration Statement, which includes the Proxy Statement/Prospectus/Consent Solicitation Statement. The Registration Statement was declared effective on September 29, 2023. IOAC has mailed the Proxy Statement/Prospectus/Consent Solicitation Statement and other relevant documents to its shareholders. This document is not a substitute for the Proxy Statement/Prospectus/Consent Solicitation Statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ZOOMCAR, IOAC, THE PROPOSED TRANSACTION AND RELATED MATTERS. The documents filed or that will be filed with the SEC relating to the Business Combination (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

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Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.

These forward-looking statements and factors that may cause actual results and the timing of events to differ materially from the anticipated results include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the transactions contemplated therein to fail to close; (2) the outcome of any legal proceedings that may be instituted against IOAC, Zoomcar, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of IOAC or stockholders of Zoomcar; (4) the inability of Zoomcar to satisfy other conditions to closing; (5) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (6) the ability to meet stock exchange listing standards in connection with and following the consummation of the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations of Zoomcar as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain its reputation, grow its customer base, maintain relationships with customers and suppliers and retain its management and key employees; (9) the impact of the COVID-19 pandemic on the business of Zoomcar and the combined company (including the effects of the ongoing global supply chain shortage); (10) Zoomcar’s limited operating history and history of net losses; (11) Zoomcar’s customer concentration and reliance on a limited number of key technology providers and payment processors facilitating payments to and by Zoomcar’s customers; (12) costs related to the Business Combination; (13) unfavorable interpretations of laws or regulations or changes in applicable laws or regulations; (14) the possibility that Zoomcar or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (15) Zoomcar’s estimates of expenses and profitability; (16) the evolution of the markets in which Zoomcar competes; (17) political instability associated with operating in current and future emerging markets Zoomcar has entered or may later enter; (18) risks associated with Zoomcar maintaining inadequate insurance to cover risks associated with business operations now or in the future; (19) the ability of Zoomcar to implement its strategic initiatives and continue to innovate its existing products; (20) the ability of Zoomcar to adhere to legal requirements with respect to the protection of personal data and privacy laws; (21) cybersecurity risks, data loss and other breaches of Zoomcar’s network security and the disclosure of personal information or the infringement upon Zoomcar’s intellectual property by unauthorized third parties; (22) risks associated with the performance or reliability of infrastructure upon which Zoomcar relies, including, but not limited to, internet and cellular phone services; (23) the risk of regulatory lawsuits or proceedings relating to Zoomcar’s products or services; (24) increased compliance risks associated with operating in multiple foreign jurisdictions at once, including regulatory and accounting compliance issues; (25) Zoomcar’s exposure to operations in emerging markets where improper business practices may be prevalent; and (26) Zoomcar’s ability to obtain additional capital when necessary.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by IOAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. Forward-looking statements speak only as of the date they are made, and IOAC and Zoomcar disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Zoomcar’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

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0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 INNOVATIVE INTERNATIONAL ACQUISITION CORP. 24681 La Plaza, Suite 300 Dana Point, CA 92629 December 19, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INNOVATIVE INTERNATIONAL ACQUISITION CORP. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the notice and joint proxy statement/consent solicitation/prospectus in connection with the extraordinary general meeting to be held on December 19, 2023, at 11:00 a.m. Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, and in virtual format at https://web.lumiagram.com/#/228230513 (password: innovative 2023), and hereby appoints Mohan Ananda and Madan Menon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of sub-stitution to each, to vote all ordinary shares, of Innovative International Acquisition Corp. (“IOAC”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this joint proxy statement/ consent solicitation/prospectus. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 (THE NTA PROPOSAL) BELOW, “FOR” PROPOSAL 2 (THE DOMESTICATION PROPOSAL) BELOW, “FOR” PROPOSAL 3 (THE BUSINESS COMBINATION PROPOSAL) BELOW, “FOR” PROPOSAL 4 (THE ORGANIZATIONAL DOCUMENTS PROPORSAL), “FOR” EACH OF PROPOSALS 5A THROUGH 5D (THE ADVISORY CHARTER PROPOSALS) BELOW, “FOR” PROPOSAL 6 (THE NASDAQ PROPOSAL) BELOW, “FOR” PROPOSAL 7 (THE INCENTIVE PLAN PROPOSAL) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 8 (THE DIRECTOR PROPOSAL) BELOW, AND “FOR” PROPOSAL 9 (THE ADJOURNMENT PROPOSAL) BELOW. (Continued and to be signed on the reverse side) 1.1 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/24790

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF INNOVATIVE INTERNATIONAL ACQUISITION CORP. December 19, 2023 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To amend the Existing Organizational Documents, effective prior to the con-summation of the Domestication and the proposed Business Combination, to remove the requirements limiting IOAC’s ability to redeem ordinary shares and consummate an initial business combination if such redemptions would cause IOAC to have less than $5,000,001 in net tangible assets. 2. To approve that IOAC be de-registered as an exempted company in the Cayman Islands and continued and domesticated as a corporation under the laws of the State of Delaware. 3. To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022, by and among IOAC, Innovative International Merger Sub Inc., Zoomcar, Inc., and Greg Moran, in the capacity as Seller Representative, and the transactions contemplated thereby. 4. That the Existing Organizational Documents be amended and restated by their deletion and replacement in their entirety with the certificate of incorpo-ration and bylaws of New Zoomcar (annexed to the prospectus/proxy state-ment as Annex B and Annex C, respectively), effective at the time of the Domestication. THE IOAC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (THE NTA PROPOSAL) BELOW, “FOR” PROPOSAL 2 (THE DOMESTICATION PROPOSAL) BELOW, “FOR” PROPOSAL 3 (THE BUSINESS COMBINATION PROPOSAL) BELOW, “FOR” PRO-POSAL 4 (THE ORGANIZATIONAL DOCUMENTS PROPOSAL), “FOR” EACH OF PROPOS-ALS 5A THROUGH 5D (THE ADVISORY CHARTER PROPOSALS) BELOW, “FOR” PROPOS-AL 6 (THE NASDAQ PROPOSAL) BELOW, “FOR” PROPOSAL 7 (THE INCENTIVE PLAN PROPOSAL) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 8 (THE DIRECTOR PROPOSAL) BELOW, AND “FOR” PROPOSAL 9 (THE ADJOURNMENT PROPOSAL) BELOW. THE APPROVAL OF EACH OF THE DOMESTICATION PROPOSAL, THE BUSINESS COMBI-NATION PROPOSAL, THE ORGANIZATIONAL DOCUMENTS PROPOSAL, THE NASDAQ PROPOSAL, THE INCENTIVE PLAN PROPOSAL, AND THE DIRECTOR PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE BUSINESS COMBINATION. FOR AGAINST ABSTAIN 5. To approve the following four (4) separate advisory charter proposals: 5A. To authorize capital stock of New Zoomcar of 260,000,000 shares, consisting of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock. 5B. To provide that any amendment to the Proposed Bylaws will require the approval of either the New Zoomcar’s board of directors or the holders of at least sixty-six and two-thirds percent (662⁄3%) of the voting power of New Zoomcar’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class. 5C. To provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain actions and claims. 5D. To eliminate various provisions applicable only to blank check companies. 6. To approve, for the purposes of complying with the applicable Nasdaq listing rules, the issuance of common stock in connection with the Nasdaq Proposal Transactions. 7. To approve and adopt the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan. 8. To approve the election of each of the following directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Zoomcar. David Ishag Swatick Majumdar Mohan Ananda Madan Menon Greg Moran Graham Gullans Evelyn D’An 9. To approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or desirable, at the determination of the IOAC board of directors, FOR AGAINST ABSTAIN